Exhibit 99.1

Contacts:
David Wonderling                                                   Phil Piemonte
Motient                                                        Hill and Knowlton
703-716-6375                                                        703-476-2241
david.wonderling@Motient.com                        ppiemont@hillandknowlton.com


MOTIENT CORPORATION FORMS NEW SATELLITE-BASED SUBSIDIARY
WITH COLUMBIA CAPITAL, SPECTRUM EQUITY & TELCOM VENTURES

New Subsidiary Provides $50 Million Cash Infusion For Motient Corporation


RESTON, VA. -- June 29, 2000 -- Motient Corporation (NASDAQ: MTNT) today announced the creation of a newly formed subsidiary, Motient Satellite Ventures LLC, to enhance existing and evaluate potential applications of Motient's Satellite Network. The new subsidiary includes an investment group made up of Columbia Capital, Spectrum Equity Investors and Telcom Ventures L.L.C.

The investment group will initially invest $50 million, to acquire a 20 percent ownership in the new subsidiary, which may be converted into stock of the parent company. The group also has an option to increase their investment over the next two years to a majority stake in the venture.

"With this agreement we are able to highlight the intrinsic value of our satellite-based asset, and provide Motient with added liquidity to accelerate growth in all aspects of our business," said Walter V. Purnell, Jr., president and chief executive officer of Motient. "We are pleased to join our new partners and investors in making Motient Satellite Ventures a mutually beneficial business relationship."

About Motient
Motient (www.Motient.com) owns and operates the largest integrated terrestrial/satellite network and provides a wide range of two-way mobile and Internet communications services principally to business-to-business customers and enterprises. The company provides its industry-leading eLinkSM two-way wireless email service to customers accessing email through corporate servers,

                                    - MORE -

Internet Service Provider (ISP) and Mail Service Provider (MSP) accounts, and paging network suppliers. Motient serves a variety of markets including mobile professionals, telemetry, transportation, field service, and nationwide voice dispatch offering coverage to all 50 states, Puerto Rico, the U.S. Virgin Islands, and hundreds of miles of U. S. coastal waters.

                                      # # #

Factors that could cause actual results to differ materially from those in the forward-looking statements in this news release are described in Motient (formerly American Mobile Satellite) Corporation's registration statement on Form S-3 (File No. 333-81459) and in Motient (formerly American Mobile's) annual report on Form 10-K for the year ended December 31, 1999 and its other periodic filings and reports with the Securities and Exchange Commission. Copies of such reports and filings are available upon request from Motient Corporation's Investor Relations Department.